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                                                                 EXHIBIT 10.12.2


                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

          AMENDMENT TO AGREEMENT, made as of March 16, 1998, by and among, Mid Ocean Reinsurance Company Ltd., a Bermuda Corporation (the "Company"), Mid Ocean Limited, a Cayman islands Corporation (the "Parent") and Exel Merger Company Ltd. ("Newco") (collectively, the "Entities") and Henry C.V. Keeling (the "Executive").

          WHEREAS, on August 19, 1996, the Company and the Parent, and the Executive entered into an amended and restated employment agreement (the "Agreement");

          WHEREAS, the Parent, EXEL Limited and Newco, have entered into an Agreement and Plan of Amalgamation, dated as of March 16, 1998; and

          WHEREAS, the Entities wish to have the Executive continue his employment with the Company following the consummation of such amalgamation, and the Executive wishes to continue such employment with the Company.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Entities and the Executive hereby agree to amend the Agreement as follows:

          1. Section 2 of the Agreement is hereby amended by deleting the first sentence, and adding the following sentence in lieu thereof:

               The term of employment under this Agreement shall commence upon the consummation of the transactions (the "Transactions") contemplated by the Agreement and Plan of Amalgamation, by and among Parent, EXEL Limited and Exel Merger Company Ltd., dated as of March 16, 1998 (such consummation date, the "Effective Date"), and shall continue through the close of business on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 9 below.
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          2.   Section 3(a) of the Agreement is hereby amended by deleting the first sentence in its entirety, and adding the following in lieu thereof:

               The Executive shall be employed as President and Chief Executive Officer of the Company, with such duties and responsibilities, including but not limited to general management responsibilities over the business and operations of the Company, as are customary to such positions and shall undertake such additional duties and responsibilities as may be reasonably assigned to him by the Board of the Company.

          3.   Section 6 of the Agreement is hereby amended by deleting the
Section in its entirety, and adding the following in lieu thereof:

               As of the Effective Date, the Executive will be awarded a Stock Option for 40,000 shares of Common Stock of Exel Merger Company Ltd. (the "Option") pursuant to the terms of the EXEL Limited 1991 Performance Incentive Program Plan (the "Option Plan") an exercise price equal to fair market value on the date of grant. The Option shall vest 33 1/3 per cent per year on each of the first three anniversaries of the Effective Date, and shall be subject to the terms and conditions generally applicable to options granted under the Option Plan.

          4. Section 9(d)(ii)(A) of the Agreement is hereby amended to read in its entirety as follows:

               (A)(1) Base Salary as provided in Section 4, above, at the rate in effect in accordance with Section 4, above, immediately prior to such termination, payable in equal monthly installments for the greater of (A) 12 months following such termination or (B) the balance of the term of employment; and (2) to the extent not otherwise provided by the annual bonus plan, an amount equal to the largest annual bonus awarded to the Executive in the three year period prior to the year in which the date of termination occurs, times the number of years (with partial years treated as full years) remaining in the term of employment,

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          5.   The Executive hereby waives the application of Section 9(d)(iii)
of the Agreement in connection with the Transactions.

          6. A new sentence is added at the end of Paragraph 11(b) to read as follows:

               During the term of the Executive's employment, and for a period of 12 months following Executive's termination of employment with the Company (other than a termination by the Company without Cause or a termination by the Executive for Good Reason), the Executive or any entity controlled by the Executive shall not (except in the course of his duties under this Agreement) call on, solicit or take away as a client or customer any person, firm, association, partnership, corporation, or other entity that is or was a client or customer of the Company, Parent or Exel Merger Company Ltd. or any of their affiliates, including actively sought prospective clients or customers, during the term of the Agreement. In the event of the Company's termination of Executive's employment for Cause or Executive's voluntary termination of employment without Good Reason, the immediately preceding sentence shall only apply if the Executive is paid severance under Section 9(d)(ii) of the Agreement.

          7. Section 19 is hereby amended by adding the following at the end thereof:

               If to Exel Merger Company Ltd.:

                    Exel Merger Company Ltd.
                    Cumberland House
                    One Victoria Street
                    Hamilton HM 11 Bermuda

                    Attn: General Counsel

          8. A new Section 26 is hereby added to this Agreement to read as follows:

               With respect to 50% of the Executive's outstanding unvested stock options and shares of restricted stock as of the Effective Date, the Executive hereby waives on a pro rata basis, to the extent applicable, accelerated exercisability and vesting as a result of the Transactions (including shareholder approval of the Transactions) and agrees that such options and restricted stock shall continue to vest pursuant to their normal schedule;

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               provided, that upon a termination of Executive's employment due to Executive's death or disability (as described in Section 9(b)), or a termination by the Company without Cause, the remaining balance of such options and shares of restricted stock for which accelerated exercisability or vesting was waived shall become immediately exercisable and/or vested.

          9. This amendment to the Agreement shall take effect as of the Effective Date, and shall in no event take effect in the event of the termination and abandonment of the Amalgamation Agreement. In the event that the Effective Date has not occurred on or prior to March 31, 1999, the parties will enter into good faith negotiations with respect to the modification of this amendment to the Agreement, to the extent requested by any of the parties hereto.

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          IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the year and day first above written.


                                            Mid-Ocean Reinsurance Company Ltd.


                                            By:_________________________________


                                            Mid-Ocean Limited


                                            By:_________________________________


                                            Exel Merger Company Ltd.


                                            By:_________________________________



                                            ____________________________________
                                            Henry C. V. Keeling

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